                                                                    EXHIBIT 10.5





                                   APPENDIX 1
                                       to
                            Participation Agreement,
                   Master Lease Agreement and Loan Agreement,
                        each dated as of April 30, 1997
                            (Applied Materials, Inc.)

                         DEFINITIONS AND INTERPRETATION


         A. Interpretation. In each Operative Document, unless a clear contrary intention appears:

                 (i) the singular number includes the plural number and vice versa;

                 (ii) reference to any Person includes such Person's successors and assigns but, if applicable, only if such successors and assigns are permitted by the Operative Documents, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

                 (iii)  reference to any gender includes each other gender;

                 (iv) reference to any agreement (including any Operative Document), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of the other Operative Documents and reference to any promissory note includes any promissory note which is an extension or renewal thereof or a substitute or replacement therefor;

                 (v) reference to any Applicable Laws and Regulations means such Applicable Laws and Regulations as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder and reference to any section or other provision of any Applicable Laws and Regulations means that provision of such Applicable Laws and Regulations from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

                 (vi) reference in any Operative Document to any Article, Section, Appendix, Schedule or Exhibit means such Article or Section thereof or Appendix, Schedule or Exhibit thereto;

                 (vii) "hereunder", "hereof", "hereto" and words of similar import shall be deemed references to an Operative Document as a whole and not to any particular Article, Section or other provision thereof;

                 (viii) "including" (and with correlative meaning "include") means including without limiting the generality of any description preceding such term;

                 (ix)  "or" is not exclusive; and

                 (x) relative to the determination of any period of time, "from" means "from and including" and "to" means "to but excluding".

         B. Accounting Terms. In each Operative Document, unless expressly otherwise provided, accounting terms shall be construed and interpreted, and accounting determinations and computations shall be made, in accordance with GAAP.

         C. Conflict in Operative Documents. If there is any conflict between any Operative Documents, such Operative Document shall be interpreted and construed, if possible, so as to avoid or minimize such conflict but, to the extent (and only to the extent) of such conflict, the Participation Agreement shall prevail and control.

         D. Legal Representation of the Parties. The Operative Documents were negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring the Operative Document to be construed or interpreted against any party shall not apply to any construction or interpretation hereof or thereof.

         E. Defined Terms. Unless a clear contrary intention appears, terms defined herein have the respective indicated meanings when used in each Operative Document.

         "Acquisition Date" means a Site Acquisition Date or an Equipment Acquisition Date, as the case may be.

         "Administrative Fees" means the fees described in paragraph 3 of the Fee and Yield Letter.

         "Advance" means an advance of funds by Agent pursuant to Article 3 of the Participation Agreement.

         "Advance Date" means any Business Day on which Investment Amounts and Loans are funded pursuant to the Participation Agreement and the Loan Agreement.

         "Advance Request" is defined in Section 3.13(a) of the Participation Agreement.

         "Affiliate" means, when used with respect to any Person, any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common control with such Person.

         "Agent" means Credit Suisse First Boston, acting through its New York Branch, as agent for the Participants pursuant to the Loan Agreement, or any successor or additional agent appointed in accordance with the terms of the Loan Agreement.

         "Aggregate Commitment Amount" means the aggregate of all Commitments; except with respect to a Refinancing Advance, in which case the "Aggregate Commitment Amount" means the aggregate Commitments of the Eurodollar Lenders.

         "Aggregate Property Cost" means, (a) with respect to each Site, an amount as of the Site Acquisition Date for such Site equal to (i) the Site Acquisition Costs and any Transaction Expenses incurred or expected to be incurred by Lessee in connection with the acquisition or financing of such Site to be Funded in connection with such Advance, in the case of a Developed Site or Existing Site, or (ii) the sum of the Site Acquisition Costs and any Transaction Expenses incurred or expected to be incurred by Lessee in connection with the acquisition or financing of such Site to be Funded in connection with such Advance plus the Original Estimated Construction Costs, in the case of each Construction Site, and (b) with respect to each Equipment Group, an amount as of the Equipment Acquisition Date for such Equipment Group equal to (i) the Equipment Purchase Price with respect to such Equipment Group and (ii) any Transaction Expenses incurred or expected to be incurred by Lessee in connection with the acquisition of such Equipment Group to be Funded in connection with such Advance.

         "AMAT" means Applied Materials, Inc.

         "AMAT Recourse Amount" means, (i)(A) with respect to any Site (other than a Site that constitutes a 25% Property) or Unit of Equipment, an amount equal to the portion of the Tranche A Participant Balances, determined as of the applicable Site Expiration Date or Equipment Pool Expiration Date, relating to Tranche A Loans for such Site or Unit of Equipment and (B) with respect to any Site that constitutes a 25% Property, the product of an amount equal to the portion of the Tranche A Participant Balance, determined as of the applicable Site Expiration Date, relating to the Tranche A Loans for such Site and the Improvements Percentage, plus (ii) in the case of a Site, the aggregate Withheld Amount, if any, relating to any sale of a portion of such Site pursuant to Section 20.1(b) of the Lease.

         "Applicable Expiration Date" means a Site Expiration Date or an Equipment Pool Expiration Date, as applicable.

         "Applicable Laws and Regulations" means all existing applicable laws, rules, regulations (including Environmental Laws) statutes, treaties, codes, ordinances, permits, certificates, orders and licenses of and written interpretations by, any Governmental Authorities, and applicable judgments, decrees, injunctions, writs, orders or like action of any court, arbitrator or other administrative, judicial or quasi- judicial tribunal or agency of competent jurisdiction (including those pertaining to health, safety or the environment (including wetlands) and those pertaining to the construction, use or occupancy of the Leased Property) and any restrictive covenant or deed restriction or easement of record affecting the Leased Property.

         "Applicable Margin" means, with respect to the Tranche A Loans, the Tranche A Applicable Margin, and with respect to the Tranche B Loans, the Tranche B Applicable Margin.

         "Appraisal" means, (i) with respect to an appraisal in connection with an Advance, an appraisal prepared by a reputable appraiser selected by Agent and approved by Required Lenders, and (ii) with respect to any other appraisal, an appraisal prepared by a reputable appraiser selected by Agent and approved by Lessee, not to be unreasonably withheld.

         "Appurtenant Rights" means (i) all agreements, easements, rights of way or use, rights of ingress or egress, privileges, appurtenances, tenements, hereditaments and other rights and benefits at any time belonging or pertaining to any Land or the Facilities, including the use of any streets, ways, alleys, vaults or strips of land adjoining, abutting, adjacent or contiguous to any Land and (ii) all permits, licenses and rights, whether or not of record, appurtenant to any Land.

         "Architect" means a registered architect for Construction Agent or Lessee.

         "Arrangement Fee" shall mean the fee payable to Credit Suisse First Boston, acting through its New York Branch, as arranger, as provided for in paragraph 1 of the Fee and Yield Letter.

         "Assignment of Lease" is defined in Appendix 2 to the Participation Agreement.

         "Available Commitments" means the aggregate of the Available Eurodollar Lender Commitments and Available Lessor Commitments.

         "Available Eurodollar Lender Commitment" means as to any Eurodollar Lender at any time, an amount equal to the excess, if any, of (a) the amount of such Eurodollar Lender's Commitment over (b) the sum of (i) the aggregate principal amount of all Eurodollar Loans made by such Eurodollar Lender then outstanding and (ii) the amount equal to such Eurodollar Lender's Commitment Percentage multiplied by the aggregate principal amount of all CP Loans then outstanding, provided, however, that for purposes of determining the Commitment Fee and the Commitment Fee Rate on any date, Available Eurodollar Lender Commitment shall be calculated without reference to this clause (b)(ii).

         "Available Lessor Commitment" means an amount equal to the excess, if any, of (a) Lessor's Commitment over (b) the aggregate amount of all Investments.

         "Available Participant Commitment" means the Available Eurodollar Lender Commitment or the Available Lessor Commitment, as applicable.

         "Bank" is defined in Section 8.3 of the Participation Agreement.

         "Base Rate" means, with respect to any applicable Interest Period, the higher of (i) the base commercial lending rate announced from time to time by Credit Suisse First Boston, New York Branch, or (ii) the rate quoted to Credit Suisse First Boston at approximately 11:00 a.m. New York City time, by dealers in the New York Federal Funds Market for the overnight offering of U.S. dollars to Credit Suisse First Boston, for deposit, plus one-quarter of one percent (1/4%).

         "Base Rate Period" means, with respect to any Eurodollar Loan or Investment Amount for which Lessee requests interest or Yield to be calculated based on the Base Rate, (i)(x) the period commencing on the date such rate becomes effective and ending on (but excluding) the last Business Day of the calendar month in which such rate became effective and (y) thereafter, each period commencing on (and including) the last Business Day of each calendar month and ending on (but excluding) the last Business Day of the next succeeding calendar month or (ii) if shorter than the periods described in clause (i), the period ending on the day preceding the first day of an Interest Period properly selected by Lessee pursuant to a Continuation Notice or an Advance Request.

         "Basic Rent" means, the sum of (i) the Equipment Rent, calculated as of the applicable date on which Basic Rent is due, and (ii) Site Rent, calculated as of the applicable date on which Basic Rent is due and (iii) on the Special Prepayment Anniversary Date, the Deemed Yield.

         "Beneficiaries" is defined in Section 1 of the Note Guarantee.

         "Benefitted Lender" is defined in Section 7.6 of the Loan Agreement.

         "Bill of Sale" means a bill of sale substantially in the form of Exhibit S to the Participation Agreement.

         "BNP" means BNP Leasing Corporation, a Delaware corporation.

         "Borrower" means Credit Suisse Leasing 92A, L.P., as Borrower under the Loan Agreement.

         "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banks in New York, New York, or (if interest or Yield is being determined by reference to the Eurodollar Rate) London, England, are generally authorized or obligated, by law or executive order, to close.

         "California Regulations" is defined in Section 11.2(a) of the Participation Agreement.

         "Capital Asset Purchase Agreement" means the Capital Asset Purchase Agreement among CP Lender, Agent and Purchasers, substantially in the form of Exhibit H to the Participation Agreement.

         "Capital Expenditure Moratorium Period" means a temporary period during which the Treasurer of Lessee has generally restrained Lessee's capital expenditures.

         "Capital Lease" means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee which, in conformity with GAAP, is, or is required to be, accounted for as a capital lease on the balance sheet of that Person.

         "Capitalized Interest" means, with respect to each Site Note, all interest accruing on the principal portion of each such Note attributable to Construction Advances made during and for any Interest Period ending on or before the Outside Completion Date. Interest accruing during such Interest Periods on the principal portion of each Site Note attributable to such Construction Advances shall be allocated to each Construction

Site based upon the sum of the outstanding Construction Advances Funded by the Lenders with respect to such Site through the date of determination and shall be treated as Capitalized Interest, except to the extent that such amount is not to be capitalized because either (i) such amount exceeds the Available Eurodollar Lender Commitment, (ii) Construction Agent shall have elected to pay such amount from its own funds pursuant to Section 4.6 of the Participation Agreement or (iii) the Interest Period relating to such Construction Advance ends after the Outside Completion Date.

         "Capitalized Yield" means, with respect to the Investment Amounts, all Yield accruing on the portion of such Investment Amounts attributable to Construction Advances for a Construction Site made during and for any Interest Period ending on or before the Outside Completion Date. Yield accruing during such Interest Periods on the portion of Investment Amounts attributable to such Construction Advances shall be allocated to such Construction Site based upon the sum of the outstanding Construction Advances Funded by Lessor with respect to such Site through the date of determination and shall be treated as Capitalized Yield, except to the extent that such amount is not to be capitalized because either (i) such amount exceeds the Available Lessor Commitment, (ii) Construction Agent shall have elected to pay such amount from its own funds pursuant to Section 4.6 of the Participation Agreement or (iii) the Interest Period relating to such Construction Advance ends after the Outside Completion Date.

         "Casualty" means any damage or destruction of all or any portion of any Unit of Equipment or Site as a result of a fire or other casualty.

         "Central Park Property" means the five building facility comprised of office space, laboratories and warehouses located at 2801 to 2889 Scott Boulevard, Santa Clara, California.

         "CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. Section 9601 et. seq., as amended by the Superfund Amendments and Reauthorization Act of 1986.

         "Certifying Party" is defined in Section 27.1 of the Lease.

         "Claims" means any and all obligations, liabilities, losses, actions, suits, judgments, penalties, fines, claims, demands, settlements, costs and expenses (including reasonable legal fees and expenses) of any nature whatsoever.

         "Code" means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto.

         "Collateral" means all of the property now owned or hereafter acquired upon which a Lien is purported to be created by the Security Documents, including the "Collateral" as that term is defined in the Security Agreement and "Trust Property" as that term is defined in each of the Mortgages.

         "Combined Tax Rate" means the highest Federal marginal rate applicable to widely held corporations for the applicable year plus an assumed state and local income tax rate of 3.5%.

         "Commercial Paper" means promissory notes of CP Lender issued in the commercial paper market pursuant to the Commercial Paper Documents.

         "Commercial Paper Documents" means collectively (a) the Commercial Paper and (b) the Capital Asset Purchase Agreement.

         "Commitment" means (i) as to any Eurodollar Lender, the obligation of such Lender to make Eurodollar Loans to Lessor under the Loan Agreement in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Eurodollar Lender's name on Schedule I to the Participation Agreement, as such amount may be reduced or increased from time to time in accordance with the provisions of the Loan Agreement, and (ii) as to Lessor, the obligation of Lessor to make available the Investment Amounts to Lessee pursuant to Section 3.6 of the Participation Agreement in an aggregate principal amount at any one time not to exceed amount set forth opposite Lessor's name on Schedule I to the Participation Agreement.

         "Commitment Fee Payment Date" means each Quarterly Payment Date and the Maturity Date or such earlier date as the Commitments shall terminate as provided in the Operative Documents.

         "Commitment Fee Rate" means at any time the rate per annum set forth opposite the then applicable rating category for the senior unsecured long-term debt of AMAT (such rate changing from time to time on the date of each change in the rating for the unsecured long-term debt of AMAT):

                                                APPLICABLE
                 RATING CATEGORY           COMMITMENT FEE RATE
                 ---------------           -------------------
                 A or higher by S&P
                 A2 or higher by Moody's           0.115%

                 A- by S&P
                 A3 by Moody's                     0.125%

                 BBB+ by S&P

                 Baa1 by Moody's                   0.150%

                 BBB by S&P
                 Baa2 by Moody's                   0.175%

                 BBB- by S&P
                 Baa3 by Moody's                   0.215%

                 lower than BBB- by S&P
                 lower than Baa3 by Moody's        0.325%

If the ratings established or deemed established by Moody's and S&P shall fall in different categories, the higher rating category and, therefore, the lower applicable Commitment Fee Rate shall apply. If neither Moody's nor S&P shall have in effect a rating for such debt, then the highest Commitment Fee Rate shall apply. Notwithstanding the foregoing, for any day during an Interest Period, after the full collateralization of the outstanding principal amount of the Tranche A Eurodollar Notes as set forth in the definition of "Tranche A Applicable Margin", with respect to that portion of the aggregate Available Eurodollar Lender Commitment available to Fund Tranche A Eurodollar Loans which, on such day, is collateralized with Treasury Securities pursuant to the Pledge Agreement, the applicable Commitment Fee Rate for such day shall be 0.05%. For purposes of the foregoing sentence, the "portion of the aggregate Available Eurodollar Lender Commitment and the Available Lessor Commitment which Lessee has collateralized with Treasury Securities" shall be deemed to equal 95% of such Participant's Commitment Percentage of the Value (as defined in the Custodial Agreement) of Securities Collateral (as defined in the Custodial Agreement) pledged by Lessee pursuant to the Pledge Agreement as of the applicable Commitment Fee Payment Date.

         "Commitment Fees" is defined in Section 4.7 of the Participation Agreement.

         "Commitment Percentage" means, (i) as to any Eurodollar Lender at any time, the percentage which such Eurodollar Lender's Commitment then constitutes of the Aggregate Commitment Amount and (ii) as to Lessor at any time, the percentage which Lessor's Commitment then constitutes of the Aggregate Commitment Amount.

         "Commitment Period" means the period from and including the Document Closing Date to but not including the Maturity Date or such earlier date on which the Commitments shall terminate as provided in the Operative Documents.

         "Completion" means, with respect to a Construction Site, such time as the conditions set forth in Article 7 of the Participation Agreement are satisfied.

         "Condemnation" means any condemnation, requisition, confiscation, seizure or other taking or sale of the use, access, occupancy, easement rights or title to any Site or Unit of Equipment or any part thereof, wholly or partially (temporarily or permanently), by or on account of any actual or threatened eminent domain proceeding or other taking of action by any Person having the power of eminent domain, including an action by a Governmental Authority to change the grade of, or widen the streets adjacent to, any Site or alter the pedestrian or vehicular traffic flow to any Site so as to result in change in access to such Site, or by or on account of an eviction by paramount title or any transfer made in lieu of any such proceeding or action. A "Condemnation" shall be deemed to have occurred on the earliest of the dates that use, occupancy or title is taken.

         "Consent to Assignment" is defined in Appendix 2 to the Participation Agreement and is substantially in the form of Exhibit M to the Participation Agreement.

         "Consent to Construction Agency Agreement Assignment" is defined in Appendix 2 to the Participation Agreement.

         "Consolidated Group" means, as to any Participant, all other Persons (whether now existing or hereafter acquired), the accounts of which, in accordance with GAAP, shall be consolidated with those of such Participant, in its consolidated financial statements if such statements were prepared as of such date.

         "Consolidated Subsidiary" means, as of any date, any Subsidiary or other entity the accounts of which would, in accordance with GAAP, be consolidated with those of Lessee in its consolidated financial statements if such statements were prepared as of such date.

         "Construction Advance" is defined in Section 3.3 of the Participation Agreement.

         "Construction Agency Agreement" means the Construction Agency Agreement between Lessor and Construction Agent, substantially in the form of Exhibit B to the Participation Agreement.

         "Construction Agency Agreement Assignment" is defined in Appendix 2 to the Participation Agreement and is substantially in the form of Exhibit N to the Participation Agreement.

         "Construction Agency Agreement Supplement" means a supplement to the Construction Agency Agreement executed by the Construction Agent and Lessor on each Site Acquisition Date.

         "Construction Agency Event of Default" means a "Construction Agency Event of Default" as defined in Section 5.1 of the Construction Agency Agreement.

         "Construction Agent" means Lessee, as construction agent under the Construction Agency Agreement.

         "Construction Commencement Date" is defined in Section 2.3 of the Construction Agency Agreement.

         "Construction Completion Date" means, with respect to a Construction Site, the date on which Completion for the Facility on such Site has occurred.

         "Construction Cost" means with respect to any Construction Site the amount Advanced under the Participation Agreement to construct any Facility to be used on such Site in accordance with the Plans and Specifications therefor and the Operative Documents, as set forth in each applicable Advance Request therefor (including Capitalized Interest and Capitalized Yield).

         "Construction Cost Funding Date" means any Business Day on which Investment Amounts and Loans with respect to Construction Advances are funded pursuant to the Participation Agreement and the Loan Agreement.

         "Construction Documents" is defined in Section 2.6 of the Construction Agency Agreement.

         "Construction Period" means, with respect to a Construction Site, the period commencing on the Construction Commencement Date for such Site and ending on the earlier of (i) the Completion Date and (ii) the Outside Completion Date, or the Extended Completion Date, as the case may be, for such Site.

         "Construction Period Site" means, at any date of determination, any Construction Site as to which a Construction Period has commenced, and not ended, on or prior to such date.

         "Construction Site" means land (which may be purchased by Lessor with Advances Funded by Participants or acquired by Lessor's receipt of a leasehold interest from Lessee pursuant to a Ground Lease) as to which a Construction Advance will be required to construct or renovate a Facility pursuant to the Construction Agency Agreement.

         "Continuation Date" is defined at Section 2.5(c) of the Loan
Agreement.

         "Continuation Notice" is defined at Section 2.5(c) of the Loan
Agreement.

         "Control" means (including the correlative meanings of the terms "controlled by" and "under common control with"), as used with respect to any Person, the possession directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

         "CP Administrative Agent" means Credit Suisse First Boston, acting through its New York Branch, as administrative agent for CP Lender.

         "CP Lender" means Greenwich Funding Corporation.

         "CP Loan" means a Loan made by CP Lender.

         "CP Rate" means, with respect to Commercial Paper, the rate equivalent to the per annum rate (or if more than one rate, the weighted average of the rates) at which Commercial Paper was sold during the applicable Interest Period (which rate shall include Administrative Fees and Dealer Fees); provided, however, that if the rate (or rates) as agreed between any such placement agent or dealer and CP Lender is a discount rate (or rates), the rate for such Interest Period shall be the rate (or if more than one rate, the weighted average of the rates) resulting from CP Lender's converting such discount rate (or rates) to an interest-bearing equivalent rate per annum.

         "CP Rate Period" means, with respect to any CP Loan, subject to the limitations set forth in Section 3.10(d) of the Participation Agreement, the period (not to exceed 180 days) specified in the Advance Request or Continuation Notice; provided that if no period is specified in the Advance Request or Continuation Notice, the "CP Rate Period" shall be the number of days set forth at the last paragraph of Section 2.5(c) of the Loan Agreement.

         "Credit Agreement" means the $240,000,000 Credit Agreement dated September 8, 1994, and amended by Amendment No. 1 dated as of February 12, 1996, as further amended and restated as of April 4, 1997, among AMAT, the Banks party thereto and Morgan Guaranty Trust Company of New York, as Agent, as such agreement is amended, modified, restated, replaced or refinanced from time to time, including any similar successor agreement or agreements or arrangement or arrangements providing for revolving or working capital indebtedness, whether or not secured; provided that if at any time there shall exist no such arrangement or agreement, the term "Credit Agreement" shall be deemed to refer to the last such agreement(s) or arrangement(s) to have been in effect, exclusive of any modification to the terms of such agreements or arrangements that were made in contemplation of the termination of such facility.

         "CSL" is defined in Section 8.2 of the Participation Agreement.

         "Custodial Agreement" means the Custodial Agreement dated as of April 30, 1997, among Lessee, Custodian and Agent, substantially in the form of Exhibit Q to the Participation Agreement.

         "Custodian" means Mellon Bank, N.A., as custodian under the Custodial Agreement.

         "Dealer Fees" means the fees described in paragraph 6 of the Fee and Yield Letter.

         "Deed" is defined in Section 6.2(g) of the Participation Agreement and is substantially in the form of Exhibit T to such agreement.

         "Deemed Yield" means, for any Interest Period during the Special Period, an amount equal to (i) the product of the Yield Rate for such Interest Period and (ii) $10,000.

         "Developed Site" means Land and the Facilities thereon and as to which no Construction Advances will be required under the Operative Documents.

         "Document Closing Date" is defined in Article 2 of the Participation Agreement.

         "Dollars" and "$" mean dollars in lawful currency of the United States of America.

         "Environmental Audit" means a Phase One environmental site assessment (the scope and performance of which meets or exceeds ASTM Standard Practice E1527-93 Standard Practice for Environmental Site Assessments: Phase One Environmental Site Assessment Process) of each Site to be acquired by Lessor on a Site Acquisition Date or of a Site to be remarketed under any Remarketing Option under the Lease.

         "Environmental Law" means, whenever enacted or promulgated, any Federal, state, county or local law, statute, ordinance, rule, regulation, license, permit, authorization, approval, covenant, written criteria, written guideline, administrative or court order, judgment, decree, injunction, code or written requirement or any agreement of Lessee or Affiliate of Lessee with a Governmental Authority:

                 (x) relating to pollution (or the cleanup, removal, remediation or encapsulation thereof, or any other response thereto), or the regulation or protection of human health, safety or the environment, including air, water, vapor, surface water, groundwater, drinking water, land (including surface or subsurface), plant, aquatic and animal life, or

                 (y) concerning exposure to, or the use, containment, storage, recycling, treatment, generation, discharge, emission, Release or threatened Release, transportation, processing, handling, labeling, containment, production, disposal or remediation of any Hazardous Substance, Hazardous Condition or Hazardous Activity.

in each case as amended and as now or hereafter in effect, and any common law or equitable doctrine (including injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries (whether personal or property) or damages due to or threatened as a result of the presence of, exposure to, or ingestion of, any Hazardous Substance, whether such common law or equitable doctrine is now or hereafter recognized or developed. Applicable Laws and Regulations include, but are not limited to, CERCLA; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq.; the Clean Air Act, 42 U.S.C. Section Section 7401 et seq.; the National Environmental Policy Act, 42 U.S.C. Section 4321; the Refuse Act, 33 U.S.C. Section Section 401 et seq.; the Hazardous Materials Transportation Act of 1975, 49 U.S.C. Section Section 1801-1812; the Toxic Substances Control Act, 15 U.S.C. Section Section 2601 et seq.; the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. Section Section 136 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section Section 300f et seq.; and the Occupational Safety and Health Act of 1970, each as amended and as now or hereafter in effect, and their state and local counterparts or equivalents, including any regulations promulgated thereunder.

         "Environmental Violation" means any activity, occurrence or condition that violates or results in non-compliance with any Environmental Law.

         "Equipment" means equipment, apparatus, furnishings, fittings and personal property of every kind and nature whatsoever purchased, leased or otherwise acquired by Lessor using the proceeds of the Loans or Investment Amounts in connection with an Equipment Advance.

         "Equipment Acquisition Date" means each date occurring in an Equipment Pool Period on which Lessor acquires any Unit of Equipment pursuant to Article 3 of the Participation Agreement.

         "Equipment Advance" is defined in Section 3.4 of the Participation Agreement.

                 "Equipment Charges" means freight, installation and applicable sales or use or similar taxes imposed on any Unit of Equipment.

         "Equipment Cost" means, with respect to any Unit of Equipment, the amount advanced on each Equipment Acquisition Date to acquire a Unit of Equipment.

         "Equipment Fixed Rent" means for any Quarterly Payment Date the sum of the amounts of Equipment Fixed Rent set forth on Schedule II to the Equipment Lease Supplements.

         "Equipment Group" means Units of Equipment which (i) have an aggregate Equipment Purchase Price of not less than $500,000; (ii) are comprised of the type of Equipment described in items (i) or (ii) of the definition of Qualified Equipment; and (iii) are set forth on Schedule I to an Equipment Lease Supplement.

         "Equipment Group Balance" means with respect to an Equipment Group an amount equal to the outstanding principal amount of the Loans and Investment Amounts Funded for the acquisition of the Units of Equipment in such Equipment Group.

         "Equipment Invoice Cost" means with respect to any Unit of Equipment the aggregate cost of such Unit of Equipment (exclusive of Equipment Charges) reflected on the invoice therefor delivered to Lessor pursuant to Section 3.4 of the Participation Agreement.

         "Equipment Lease Supplement" means an Equipment Lease Supplement substantially in the form of Exhibit B to the Lease together with all attachments and schedules thereto, as such Equipment Lease Supplement may be supplemented, amended or modified from time to time.

         "Equipment Notes" means the Tranche A Eurodollar Equipment Note, the Tranche A CP Equipment Note, the Tranche B Eurodollar Equipment Note, and the Tranche B CP Equipment Note.

         "Equipment Pool" means the Units of Equipment for which Equipment Advances therefor occur during the same Equipment Pool Period.

         "Equipment Pool Expiration Date" is defined in Section 2.5(b) of the Lease.

         "Equipment Pool Period" means the period commencing on an Equipment Pool Period Commencement Date and ending on the day preceding the second anniversary of such Equipment Pool Period Commencement Date.

         "Equipment Pool Period Commencement Date" means (i) for any Equipment Advance prior to the second anniversary of the Document Closing Date, the Document Closing Date, and (ii) for any Equipment Advance thereafter, the last biennial anniversary of the Document Closing Date immediately preceding the date of such Equipment Advance.

         "Equipment Pool Remarketing Option" is defined in Section 22.2 of the Lease.

         "Equipment Purchase Price" means for a Unit of Equipment the Equipment Invoice Cost.

         "Equipment Remarketing Period" means, with respect to any Equipment Pool, the period commencing on the date 180 days prior to the Equipment Pool Expiration Date relating to such Equipment Pool and ending on such Equipment Pool Expiration Date.

         "Equipment Renewal Effective Date" means, with respect to any Equipment Pool, the date on which the Equipment Renewal Term for such Equipment Pool becomes effective pursuant to Section 21.2 of the Lease.

         "Equipment Renewal Option" is defined in Section 21.2 of the Lease Agreement.

         "Equipment Renewal Request" is defined in Section 21.2 of the Lease.

         "Equipment Renewal Term" means, for any Equipment Pool, the one-year period which immediately follows the Original Equipment Pool Expiration Date for such Equipment Pool and with respect to which the conditions for the Equipment Renewal Option set forth at Section 21.2 of the Lease have been satisfied.

         "Equipment Rent" means the Equipment Fixed Rent and the Equipment Variable Rent.

         "Equipment Term" is defined in Section 2.5(b) of the Lease.

         "Equipment Variable Rent" means an amount payable on each Payment Date during the Term equal to the aggregate amount of interest payable on such Payment Date on the Equipment Notes and Yield payable on such Payment Date on Investment Amounts.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA Affiliate" means each entity required to be aggregated with Lessee pursuant to the requirements of Section 414(b) or (c) of the Code.

         "ERISA Group" means AMAT and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with AMAT, are treated as a single employer under Section 414 of the Code.

         "Eurocurrency Reserve Requirements" means, for any day as applied to a Loan, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System of the United States or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board of Governors of the Federal Reserve System of the United States) maintained by a member bank of the Federal Reserve System.

         "Eurodollar Lender Rate" means the sum of the Eurodollar Rate plus the Applicable Margin or, if required by Section 11.5 of the Participation Agreement, the Base Rate.

         "Eurodollar Lenders" means the several banks from time to time party to the Loan Agreement as Eurodollar Lenders.

         "Eurodollar Loan" means a Loan made by a Eurodollar Lender which may accrue interest at either the Eurodollar Rate or the Base Rate.

         "Eurodollar Office" shall mean initially, the funding office of Agent designated as such in Schedule III to the Participation Agreement; and thereafter, such other office of Agent designated from time to time by notice from Agent to Lessee and the Participants, whether or not outside the United States, which shall be making or maintaining loans with reference to Eurodollar Loans.

         "Eurodollar Rate" shall mean, with respect to any applicable Interest Period, the average (rounded upward, if necessary, to the next higher 1/16 of 1%) of the respective rates per annum at which deposits in dollars are offered to the Eurodollar Reference Bank in the London interbank market at approximately 11:00 a.m. (London time) two Business Days before the first day of such Interest Period in an amount approximately equal to the principal amount of the Eurodollar Loan of the Eurodollar Reference Bank to which such Interest Period is to apply and for a period of time comparable to such Interest Period. Notwithstanding the foregoing, for any day during an Interest Period, with respect to the portion of the outstanding principal amount of the Tranche A Eurodollar Notes which, on such day, are collateralized with Cash Collateral pursuant to the Pledge Agreement (which portion shall be deemed to equal the dollar amount of such Cash Collateral on deposit on such day pursuant to the Pledge Agreement), the Eurodollar Rate for such day shall be zero with respect to the pro rata portion of each Eurodollar Lender's Tranche A Eurodollar Notes that have been so collateralized, except to the extent that any amount which constitutes interest, yield or earnings on such Cash Collateral is recovered in or through legal proceedings by any Person claiming by or through Lessee from a Eurodollar Lender or Depository (as defined in the Pledge Agreement), in which case the foregoing provision reducing the Eurodollar Rate to zero shall be deemed to have no effect, and the Eurodollar Rate determined in accordance with the preceding sentence shall be reinstated, to the extent of the amounts so recovered.

         "Eurodollar Reference Bank" shall mean Credit Suisse First Boston.

         "Excepted Payments" means:

                 (a) all indemnity payments (including indemnity and gross up payments made pursuant to Article 11 of the Participation Agreement) to which Agent or any Participant or any of their respective Affiliates, agents, officers, directors or employees is entitled;

                 (b) any amounts (other than Basic Rent or amounts payable by Lessee pursuant to Section 16.2 or Articles XVII, XX or XXII of the Lease) payable pursuant to the terms of any Operative Document to reimburse Agent or any Participant or any of their respective Affiliates (including the reasonable out-of-pocket expenses of Agent and any Participant incurred in connection with any such payment) for performing or complying with any of the obligations of Lessee under and as permitted by any Operative Document;

                 (c) any amount payable to any Participant by any transferee permitted under the Operative Documents of the interest of such Participant as the purchase price of such Participant's interest in the Notes or Investment Amount (or a portion thereof);

                 (d) any insurance proceeds (or payments with respect to risks self-insured or policy deductibles) under liability policies other than such proceeds or payments payable to Agent;

                 (e) any insurance proceeds under policies maintained by any Participant;

                 (f) Transaction Expenses or other amounts or expenses paid or payable to or for the benefit of any Participant; and

                 (g) any payments in respect of interest to the extent attributable to payments referred to in clauses (a) through (f) above.

         "Excess Gross Proceeds" means, as of any Applicable Expiration Date and only as to Sites and Equipment Pools for which the Remarketing Option was exercised and for which sales were completed prior to such Applicable Expiration Date, the aggregate of the amounts, if any, by which the Gross Proceeds for each such Site and Equipment Group received by Agent pursuant to
Article XXII of the Lease exceeded the related Site Balance or Equipment Group Balance, respectively, for each such Site or Equipment Group to the extent such excess (x) was not previously applied against Prior Shortfalls and (y) was paid by Agent to Lessee pursuant to Article XXII of the Lease.

         "Excess Proceeds" means the excess, if any, of the aggregate of all awards, compensation or insurance proceeds payable in connection with a Casualty or Condemnation over the Property Balance paid by Lessee pursuant to Articles XV and XVI of the Lease with respect to such Casualty or Condemnation.

         "Existing Sites" means the sites currently owned by BNP and leased to Lessee commonly referred to as the Central Park Property and the Garrett Drive Property.

         "Existing Sites Purchase Price" means the sum of (a) the payout amount payable to BNP on the initial Advance Date to purchase the Existing Sites (which amount shall be paid by Agent to BNP on the initial Advance Date) plus
(b) the difference between (x) $64,950,000 and (y) the sum of the amount set forth in clause (a) above plus the Transaction Expenses Funded on the initial Advance Date. The Transaction Expenses Funded on the initial Advance Date not directly attributable to a Site together with the amount determined in clause
(b) of the preceding sentence (which amount shall be paid by Agent to Lessee on the initial Advance Date) will be allocated pro rata between the Central Park Property and the Garrett Drive Property based on the portion of the payout amount referred to in clause (a) above attributable to each Existing Site.

         "Expiration Date Purchase Obligation" means, with respect to any Site or Equipment Pool, Lessee's obligation, pursuant to Section 20.2 of the Lease, to purchase (i) such Site on the related Site Expiration Date and (ii) all (but not less than all) of the Equipment that constitutes such Equipment Pool on the related Equipment Pool Expiration Date.

         "Extended Completion Date" means, with respect to a Construction Site for which construction has been properly delayed pursuant to Section 2.8 of the Construction Agency Agreement, the earlier of (a) six (6) months after the end of the Capital Expenditure Moratorium Period and (b) the Site Expiration Date.

         "Extension Effective Date" is defined in Section 2.2(e) of the Loan Agreement.

         "Extension Request" is defined in Section 2.2(e) of the Loan
Agreement.

         "Extension Response Date" is defined in Section 2.2(e) of the Loan Agreement.

         "Facility" means all buildings, structures, Fixtures, and other Improvements (but excluding Units of Equipment) of every kind existing at any time and from time to time (including those purchased or constructed with amounts advanced by the Participants pursuant to the Participation Agreement) on the Land relating to a Site, together with any and all appurtenances to such buildings, structures or Improvements, including sidewalks, utility pipes, conduits and lines, parking areas and roadways, and including all Modifications and other additions to or changes in the Improvements at any time.

         "Fair Market Value" means, with respect to any Site, Unit of Equipment or Equipment Group, as applicable, the amount, which in any event shall not be less than zero, that would be paid in cash in an arm's-length transaction between an informed and willing purchaser and an informed and willing seller, neither of whom is under any compulsion to purchase or sell, respectively, for the ownership of such Leased Property. The Fair Market Value of any Leased Property shall be determined based on the assumption that, except for purposes of Section 11.9 of the Participation Agreement, such Leased Property is in the condition and state of repair required under Section 10.1 of the Lease and Lessee is in compliance with the other requirements of the Operative Documents.

         "Federal Funds Effective Rate" means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of quotations for such day on such transaction received by Agent from three Federal funds brokers of recognized standing selected by it.

         "Fee and Yield Letter" means that certain letter agreement dated as of April 30, 1997 from Agent and Borrower to Lessee, as consented and agreed to by Lessee.

         "Fixtures" means all fixtures relating to any Facility or Site, including all components thereof, located in or on any Facility or Site, together with all replacements, modifications, alterations and additions thereto.

         "Force Majeure Event" means with respect to any Construction Site any event (the existence or potentiality of which was not known and could not have been discovered through the exercise of due diligence by Construction Agent prior to the related Site Acquisition Date) beyond the control of the Construction Agent and its Affiliates, other than a Casualty or Condemnation, including strikes, lockouts, adverse soil conditions, acts of God, adverse weather conditions, inability to obtain labor or materials, government activities, civil commotion and enemy action; but excluding any event, cause or condition that results from the Construction Agent's or its Affiliates' financial condition or failure to pay or any event, cause or condition which could have been avoided or which could be remedied through the exercise of commercially reasonable efforts or the commercially reasonable expenditure of funds.

         "Fund," "Funded" or "Funding" means the funding by Lessor and Lenders on any Advance Date of Investment Amounts and Loans, in the amounts in order to fund Lessor's or Lenders' portion of each Advance.

         "Funding Office" means the office of each Participant identified on
Schedule II to the Participation Agreement as its Funding Office.

         "GAAP" means United States generally accepted accounting principles consistently applied (including principles of consolidation), in effect from time to time.

         "Garrett Drive Property" means the two-story office building located at 3535 Garrett Drive, Santa Clara, California.

         "Governmental Action" means all permits, authorizations, registrations, consents, approvals, waivers, exceptions, variances, orders, judgments, written interpretations, decrees, licenses, exemptions, publications, filings, notices to and declarations of or with, or required by, any Governmental Authority, or required by any Applicable Laws and Regulations, and shall include, without limitation, all environmental and operating permits and licenses that are required for the use, occupancy, zoning and operation of any Site or Unit of Equipment.

         "Governmental Authority" means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

         "Gross Proceeds" means the gross proceeds from the sale of a Site (or portion thereof) or an Equipment Group pursuant to Article XX of the Lease or a sale of a Site or an Equipment Pool pursuant to Article XXII of the Lease, without deduction for any marketing, closing or other costs, prorations or commissions.

         "Ground Lease" means a ground lease between Lessee and Lessor substantially in the form of Exhibit U to the Participation Agreement.

         "Hazardous Activity" means any activity, process, procedure or undertaking that directly or indirectly (i) produces, generates or creates any Hazardous Substance; (ii) causes or results in (or threatens to cause or result in) the Release of any Hazardous Substance into the environment (including air, water vapor, surface water, groundwater, drinking water, land (including surface or subsurface), plant, aquatic and animal life); (iii) involves the containment or storage of any Hazardous Substance; or (iv) would be regulated as hazardous waste treatment, storage or disposal within the meaning of any Environmental Law.

         "Hazardous Condition" means any condition that violates or threatens to violate, or that results in or threatens noncompliance with, any Environmental Law.

         "Hazardous Substance" means any of the following: (i) any petroleum or petroleum product, explosives, radioactive materials, asbestos, formaldehyde, polychlorinated biphenyls, lead and radon gas; (ii) any substance, material, product, derivative, compound or mixture, mineral, chemical, waste, gas, medical waste, or pollutant, in each case whether naturally occurring, man-made or the by-product of any process, that is toxic, harmful or hazardous to the environment or human health or safety; or (iii) any substance, material, product, derivative, compound or mixture, mineral, chemical, waste, gas, medical waste or pollutant that would support the assertion of any claim under any Environmental Law, whether or not defined as hazardous as such under any Environmental Law.

         "Highest Lawful Rate" is defined in Section 4.5(b) of the Participation Agreement.

         "Improvements" means all buildings, fixtures and improvements located on the Land from time to time, including but not limited to mechanical, electrical, HVAC and other building systems attached to any buildings or improvements presently existing or to be constructed on the Land.

         "Improvements Balance" means, with respect to any Site that constitutes a 25% Property, the product obtained by multiplying the Site Balance as of any date of determination by the Improvements Percentage.

         "Improvements Percentage" means, with respect to any Site that constitutes a 25% Property, the percentage of the Fair Market Value of such Site (on an "as built" basis in the case of a Construction Site) attributable to the Facility related thereto, as specified in the Appraisal delivered on the related Site Advance Date pursuant to Section 6.2(a)(ii) of the Participation Agreement.

         "Improvements Proceeds" means, with respect to any Site that constitutes a 25% Property, the product obtained by multiplying the Gross Proceeds by the Improvements Percentage.

         "Indemnitee" means any of Agent, Lessor or Participants and their respective Affiliates and their respective successors, assigns, directors, shareholders, partners, officers, employees and agents.

         "Insurance Requirements" means all terms and conditions of any insurance policy either required by the Lease to be maintained by Lessee or required by the Construction Agency Agreement to be maintained by the Construction Agent, and all requirements of the issuer of any such policy.

         "Interest Component" means, with respect to any Interest Period applicable to Commercial Paper:

                          (A) without duplication of the amount set forth in
                 the immediately following clause (B), the sum of the daily interest accrued on the Commercial Paper outstanding on each day during such Interest Period equal, for any such day, to the product of (x) the outstanding principal amount of such Commercial Paper on such day, (y) the CP Rate on such day, and
                 (z) 1/360; plus

                          (B) if any Commercial Paper has been issued during
                 such Interest Period to fund the interest component on any other Commercial Paper maturing on a day other than such day, the sum of the daily interest accrued on such additional Commercial Paper outstanding on each day during such Interest Period equal, for any such day, to the product of (x) the outstanding principal amount of such additional Commercial Paper, (y) the CP Rate on such day, and (z) 1/360.

         "Interest Payment Loan" means any Loan made to fund the payment of Capitalized Interest with respect to a Construction Period Site.

         "Interest Period" means (x) with respect to any Eurodollar Loan and Investment Amount for which Lessee requests a Base Rate, each Base Rate Period;
(y) with respect to any Eurodollar Loan and Investment Amount for which Lessee requests a Eurodollar Rate, initially the period commencing on (and including) the Advance Date on which such amount is Advanced or a Continuation Date and ending on (but excluding) the next succeeding Quarterly Payment Date, and thereafter each period commencing on (and including) a Quarterly Payment Date and ending on (but excluding) the next succeeding Quarterly Payment Date and
(z) with respect to any CP Note and any Investment Amount for which the related CP Loan accrues interest at the CP Rate, each CP Rate Period.

         "Investment" or "Investment Amount" is defined in Section 3.6 of the Participation Agreement.

         "Investment Company Act" means the Investment Company Act of 1940, as amended, together with the rules and regulations promulgated thereunder.

         "Land" means either a fee title to or ground lease interest in the parcel of real property described on Schedule 1 of any Site Lease Supplement and all Appurtenant Rights attached thereto.

         "Land Balance" means, with respect to any Site that constitutes a 25% Property, the product obtained by multiplying the Site Balance as of any date of determination by the Land Percentage.

         "Land Percentage" means, with respect to any Site that constitutes a 25% Property, the percentage of the Fair Market Value of such Site (on an "as built" basis in the case of a Construction Site) attributable to the Land related thereto, as specified in the Appraisal delivered on the related Site Advance Date pursuant to Section 6.2(a)(ii) of the Participation Agreement.

         "Land Proceeds" means, with respect to any Site that constitutes a 25% Property, the product obtained by multiplying the Gross Proceeds by the Land Percentage.

         "Lease" or "Lease Agreement" means the Master Lease between Lessor and Lessee, together with any Lease Supplements thereto, as the Lease may be amended or modified from time to time as permitted by the Operative Documents, substantially in the form of Exhibit A to the Participation Agreement.

         "Lease Balance" means, as of any date of determination, an amount equal to the aggregate sum of the outstanding principal amount of the Loans and the outstanding Investment Amounts.

         "Lease Default" means any event or condition which, with the lapse of time or the giving of notice, or both, would constitute a Lease Event of Default.

         "Lease Event of Default" is defined in Section 17.1 of the Lease.

         "Lease Expiration Date" means the last Site Expiration Date or Equipment Pool Expiration Date.

         "Lease Supplement" means each Site Lease Supplement and Equipment Lease Supplement.

         "Leased Property" means all Equipment and Sites.

         "Lenders" means CP Lender and Eurodollar Lenders.

         "Lessee" means Applied Materials, Inc., as lessee under the Lease, and its successors and assigns expressly permitted under the Operative Documents.

         "Lessor" means Credit Suisse Leasing 92A, L.P., as Lessor under the Lease, and its successors and assigns expressly permitted under the Operative Documents.

         "Lessor Lien" means any Lien, true lease or sublease or disposition of title arising as a result of (a) any claim against Lessor or the Bank not resulting from the transactions contemplated by the Operative Documents, (b) any act or omission of Lessor or the Bank which is not required by the Operative Documents or is in violation of any of the terms of the Operative Documents, (c) any claim against Lessor or Bank, with respect to Taxes or Transaction Expenses against which Lessee is not required to indemnify Lessor or the Bank, in its individual capacity, pursuant to Article 11 of the Participation Agreement or (d) any claim against Lessor arising out of any transfer by Lessor of all or any portion of the interest of Lessor in the Leased Properties or the Operative Documents other than the transfer of title to or possession of any Leased Properties by Lessor pursuant to and in accordance with the Lease, the Loan Agreement or the Participation Agreement or pursuant to the exercise of the remedies set forth in Article XVII of the Lease.

         "Lien" means any mortgage, deed of trust, pledge, security interest, encumbrance, lien, easement, servitude or charge of any kind, including any irrevocable license, conditional sale or other title retention agreement, any lease in the nature thereof, or any other right of or arrangement with any creditor to have its claim satisfied out of any specified property or asset with the proceeds therefrom prior to the satisfaction of the claims of the general creditors of the owner thereof, whether or not filed or recorded, or the filing of, or agreement to execute as "debtor", any financing or continuation statement under the Uniform Commercial Code of any jurisdiction or any federal, state or local lien imposed pursuant to any Environmental Law.

         "Loan" means a Tranche A Loan or a Tranche B Loan.

         "Loan Agreement" means the Loan Agreement among Borrower, Agent and the Lenders, substantially in the form of Exhibit G to the Participation Agreement.

         "Loan Agreement Default" means any event, act or condition which with notice or lapse of time, or both, would constitute a Loan Event of Default.

         "Loan Event of Default" is defined in Section 6.1 of the Loan
Agreement.

         "Loan Documents" means the Loan Agreement, the Notes and the Security Documents.

         "Loan Year" means a period of time from the Document Closing Date or any anniversary of the Document Closing Date to the immediately succeeding anniversary of the Document Closing Date.

         "Loss Determination Notice" is defined in Section 16.1 of the Lease.

         "Loss Notice" is defined in Section 15.1(f) of the Lease.

         "Loss Settlement Date" is defined in Section 15.1(f)(i) of the Lease.

         "Major Construction Document" is defined in Section 2.6 of the Construction Agency Agreement.

         "Material Adverse Effect" means any change or changes, event or events, omission or omissions, effect or effects or condition or conditions that individually or in the aggregate are or are likely to be materially adverse to (i) the business, properties, financial condition or results of operation of Lessee and its Consolidated Subsidiaries, taken as a whole that would materially adversely affect the ability of Lessee to perform its obligations set forth in the Operative Documents, (ii) the transactions contemplated by the Operative Documents, (iii) Lessor's title to or Lessor's or Agent's Lien on any Site, Equipment Group or the Collateral (except as expressly permitted by the Operative Documents), (iv) the ownership, use, operation, disposition, utility or Fair Market Value of any Site or Equipment Group or (v) the validity or enforceability of any of the Operative Documents or any rights or remedies under any thereof.

         "Material Plan" means at any time a Plan or Plans having aggregate Unfunded Liabilities in excess of $100,000,000.

         "Maturity Date" means the fifth anniversary of the Document Closing Date, as such date may be extended from time to time pursuant to Section 2.1(e) of the Loan Agreement, in the case of CP Loans, and 2.2(e) of the Loan Agreement, in the case of Eurodollar Loans.

         "Modifications" is defined in Section 11.1(a) of the Lease.

         "Moody's" means Moody's Investors Service, Inc.

         "Mortgage" means, with respect to any Site, a Mortgage and Security Agreement substantially in the form attached as Exhibit I to the Participation Agreement or a Deed of Trust and Security Agreement substantially in the form attached as Exhibit J to the Participation Agreement, in each case made by Lessor and Lessee (to the extent of its interest, if any, in the Leased Properties) in favor of Agent for the benefit of the Participants and satisfactory in form and substance to Agent and the Required Lenders in order to create a first priority mortgage lien on such Site.

         "Multiemployer Plan" means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.

         "Net Proceeds" means all amounts paid in connection with any Casualty or Condemnation, and all interest earned thereon, less the expense of claiming and collecting such amounts, including all costs and expenses in connection therewith for which Agent or Lessor is entitled to be reimbursed pursuant to the Lease.

         "Non-Consenting Eurodollar Lender" is defined in Section 2.2(e)(C) of the Loan Agreement.

         "Note Guarantee" means the Note Guarantee dated April 30, 1997 by Lessee in favor of the Indemnitees, substantially in the form of Exhibit F to the Participation Agreement.

          "Notes" means the collective reference to the Tranche A Notes and the Tranche B Notes.

         "Operative Documents" means the following:

                 (a)      the Participation Agreement;
                 (b)      the Loan Agreement;
                 (c)      the Capital Asset Purchase Agreement;
                 (d)      the Notes;
                 (e)      the Lease (including each Lease Supplement);
                 (f)      each of the Security Documents;
                 (g)      Deeds and Contracts of Sale for each Site;
                 (h)      Ground Leases;
                 (i)      Bills of Sale;
                 (j) the Construction Agency Agreement and each Construction Agency Agreement Supplement;
                 (k)      the Note Guarantee;
                 (l)      the Unsecured Environmental Indemnities; and
                 (m)      the Fee and Yield Letter.

         "Original Equipment Pool Expiration Date" means, with respect to any Equipment Pool, the third anniversary of the related Equipment Pool Period Commencement Date.

         "Original Site Expiration Date" is defined in Section 2.5(a) of the Lease.

         "Original Estimated Construction Costs" means, with respect to any Construction Site as of the related Site Acquisition Date (or as of any date of a redetermination thereof pursuant to Section 3.15 of the Participation Agreement), an amount equal to the aggregate amount which the Construction Agent in good faith expects to be expended in order to achieve Completion of construction on a Construction Site (including amounts expected to be expended to pay interest accruing on Loans and Yield accruing on Investment Amounts Funded with respect to any Construction Advance prior to completion).

         "Original Executed Counterpart" is defined in Section 32.8 of the Lease Agreement.

         "Outside Completion Date" means, with respect to a Construction Site, the earlier of (a)(i) for a building intended for a general office or research and development or manufacturing facility, the date which is twenty four (24) months after the Construction Commencement Date, or such later date approved by Required Participants on or before the Site Acquisition Date, but no longer than thirty six (36) months after the Construction Commencement Date;
(ii) for a demonstration and testing facility or laboratory, thirty (30) months after the Construction Commencement Date, or such later date approved by Required Participants on or before the Site Acquisition Date; provided, that each such completion date may be extended by up to an additional three (3) months due to the occurrence of a Force Majeure Event, (b) the applicable Site Expiration Date.

         "Overall Transaction" means all the transactions and activities referred to in or contemplated by the Operative Documents.

         "Overdue Rate" means the lesser of (a) the highest interest rate permitted by Applicable Laws and Regulations and (b) an interest rate per annum equal to, in the case of the Notes, the rate of interest otherwise payable with respect thereto plus 2%, and, in the case of the Investment, the Yield Rate plus 2%.

         "Ownership Interest" is defined in the Capital Asset Purchase
Agreement.

         "Ownership Interest Conversion Date" is defined in Section 2.5(d) of the Loan Agreement.

         "Part" is defined in Section 11.2 of the Lease.

         "Participant Balance" means, for any Lender or Lessor as of any date of determination, an amount equal to the sum of the aggregate outstanding principal amount of all Loans of such Lender or the aggregate Investment Amounts of Lessor.

         "Participants" means collectively Lenders and Lessor, and "Participant" means any one of the foregoing.

         "Participation Agreement" means the Participation Agreement dated as of April 30, 1997 among Lessee, Construction Agent, Lessor, Agent and the Lenders.

         "Payment Date" means (i) with respect to each payment of Equipment Fixed Rent, each Quarterly Payment Date, and (ii) with respect to each payment of Equipment Variable Rent or Site Rent, either the last day of any Interest Period (including each Refinancing Date) or if prepaid, the date of such prepayment.

         "Payment Default" shall mean a Lease Event of Default described in Sections 17.1(a) or 17.1(b) of the Lease.

         "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

         "Permitted Contest" shall mean actions taken by a Person to contest in good faith, by appropriate proceedings initiated timely and diligently prosecuted, the legality, validity or applicability to the Leased Property or any interest therein of any Person of: (a) any law, regulation, rule, judgment, order, or other legal provision or judicial or administrative requirements; (b) any term or condition of, or any revocation or amendment of, or other proceeding relating to, any authorization or other consent, approval or other action by any Governmental Authority; or (c) any Lien or Tax; provided that the initiation and prosecution of such contest would not: (i) result in, or materially increase the risk of, the imposition of any criminal liability on any Indemnitee, such determination to be made in the sole and reasonable judgment of such Indemnitee; (ii) materially and adversely affect the security interests created by the Operative Documents or the right, title or interest of Agent or Lessor in or to the Leased Property or the right of Lessor, Agent or any Participant to receive payment of the principal of or interest on any Note, Investment Amount of or Yield, Rent, the Lease Balance or any interest therein; or (iii) materially and adversely affect the fair market value, utility or remaining useful life of the Leased Property or any interest therein or the continued economic operation thereof; and provided further that in any event adequate reserves in accordance with GAAP are maintained against any adverse determination of such contest.

         "Permitted Exceptions" means, with respect to a Site, all encumbrances, exceptions, restrictions, easements, rights of way, servitudes, encroachments and irregularities in title, other than Liens approved of by Agent prior to the applicable Site Advance Date and which are set forth in the Title Policy or commitment for such Site to be delivered pursuant to and conforming with the requirements of Section 6.2(d) of the Participation Agreement.

         "Permitted Hazardous Substances" means with respect to a Site, only such quantities of Hazardous Substances, if any, that are: (i) reasonably necessary for the conduct of any Permitted Use at such Site and (ii) groundwater contaminants originating from a source and which have concentration levels not to exceed those described in the Environmental Audit for the Site described in Section 6.2(f) of the Participation Agreement (except for periodic and temporary increases in such concentration levels that do not, in any event, result in an Environmental Violation with respect to Lessee, Lessor or the
Site); provided, however, that with respect to both clauses (i) and (ii) of this definition, the existence, holding and use of all such Hazardous Substances shall (x) in all events be and remain in compliance with all Applicable Laws and Regulations and (y) not constitute or become a Significant Event or constitute or result in a Material Adverse Effect; provided further, that upon transfer of a Site pursuant to Article XXII of the Lease, Permitted Hazardous

Substances shall include only those described in clause (ii) above.

         "Permitted Liens" means:

                 (i) the respective rights and interests of the parties to the Operative Documents as provided in the Operative Documents;

                 (ii) the rights of any sublessee or assignee under a sublease or an assignment expressly permitted by the terms of the Lease;

                 (iii) Liens for Taxes that either are not yet due or are being contested in accordance with the provisions of Section 13.1 of the Lease or Section 11.2(b) of the Participation Agreement, as applicable;

                 (iv) Liens arising by operation of law, materialmen's, mechanics', workers', repairmen's, employees', carriers', warehousemen's and other like Liens relating to the construction of the Improvements or in connection with any Modifications or arising in the ordinary course of business for amounts that either are not more than 60 days past due or are being diligently contested in good faith by appropriate proceedings, so long as such proceedings satisfy the conditions for the continuation of proceedings to contest Taxes set forth in Section 13.1 of the Lease;

                 (v) Liens of any of the types referred to in clause (iv) above that have been bonded for not less than the full amount in dispute (or as to which other security arrangements satisfactory to Lessor have been made), which bonding (or arrangements) shall comply with Applicable Laws and Regulations, and has effectively stayed any execution or enforcement of such Liens;

                 (vi) Liens arising out of judgments or awards with respect to which appeals or other proceedings for review are being prosecuted in good faith and for the payment of which adequate reserves have been provided as required by GAAP or other appropriate provisions have been made, so long as such proceedings have the effect of staying the execution of such judgments or awards and satisfy the conditions for the continuation of proceedings to contest set forth in Section 13.1 of the Lease;

                 (vii)  Permitted Exceptions;

                 (viii) easements, rights of way and other encumbrances on title to real property pursuant to Section 12.2 of the Lease; and

                 (ix)  Lessor Liens.

         "Permitted Use" means with respect to any Site, (i) general office,
(ii) distribution facility for storage and shipping of equipment and parts for the semiconductor and electronics industry, (iii) assembly (using parts manufactured elsewhere), repair, and testing of machinery and equipment for the semiconductor and electronics industry, or (iv) demonstration and testing facility or laboratory for machinery and equipment assembled by Lessee (using parts manufactured by Lessee at other locations) for the semiconductor and electronics industry.

         "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, governmental authority or any other entity.

         "Plan" means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

         "Plans and Specifications" means, with respect to a Construction Site, the plans and specifications for the Facility to be constructed thereon and which are provided to the Appraiser to prepare the Appraisal required in
Section 6.2(a)(ii) of the Participation Agreement.

         "Pledge Agreement" means the Security and Pledge Agreement, dated as of April 30, 1997, between Lessee and Agent, substantially in the form of Exhibit P to the Participation Agreement.

         "Pledge Collateral" is defined in Section 2.1 of the Pledge Agreement.

         "Prior Shortfalls" means, as of any Applicable Expiration Date and only as to Sites and Equipment Pools for which the Remarketing Option was exercised and for which sales were completed prior to such Applicable Expiration Date, the aggregate of the amounts, if any, by which the Site Balance or Equipment Group Balance, respectively, for each such Site and Equipment

Pool exceeded the sum of Gross Proceeds and AMAT Recourse Amount required to be paid by Lessee to Agent in connection with each such respective sale pursuant to Article XXII of the Lease less Gross Proceeds and Excess Gross Proceeds applied to reduce such Prior Shortfalls pursuant to Article XXII of the Lease.

         "Property Balance" means either a Site Balance or an Equipment Group Balance, as applicable.

         "Property Costs" means (i) the Site Acquisition Cost, in the case of a Developed Site, (ii) the Site Acquisition Cost and the Original Estimated Property Cost, as revised from time to time, in the case of a Construction Site and (iii) the Equipment Purchase Price, in the case of any Unit of Equipment.

         "Purchase Commitments" is defined in paragraph 3 of the Preliminary Statements to the Capital Asset Purchase Agreement.

         "Purchaser" and "Purchasers" means each of the Banks which are Eurodollar Lenders in their role as "Purchasers" under the Capital Asset Purchase Agreement.

         "Purchase Notice" is defined in Section 20.1 of the Lease.

         "Purchase Option" is defined in Section 20.1 of the Lease.

         "Purchase Option Price" is defined in Section 20.1 of the Lease.

         "Qualified Equipment" means Equipment to be purchased pursuant to a Advance Request and which is either office equipment, computers, network equipment, memory storage devices or peripherals (such as printers, scanners, mice, copy equipment, microphones, video phones and video cameras) together with any software incorporated in any of the foregoing or upgrades, additions and modifications to Equipment previously Funded.

         "Quarterly Payment Date" means the last Business Day of each January, April, July and October of each year.

         "Refinancing Advance" is defined in Section 3.5 of the Participation Agreement.

         "Refinancing Date" means the last day of any Interest Period that is not the Maturity Date.

         "Release" means any release, pumping, pouring, emptying, injecting, escaping, leaching, dumping, seepage, spill, leak, flow, discharge, disposal or emission of a Hazardous Substance.

         "Remaining Estimated Construction Costs" means, with respect to any Construction Site, the amount estimated by Lessee to complete the Facilities in accordance with the Plans and Specifications.

         "Remarketing Notice" is defined in Section 22.3(a) of the Lease.

         "Remarketing Option" means an Equipment Pool Remarketing Option or a Site Remarketing Option, as applicable.

         "Remarketing Period" means the Equipment Remarketing Period or the Site Remarketing Period, as applicable.

         "Removable Part" is defined in Section 11.2 of the Lease Agreement.

         "Renewal Term" means the Equipment Renewal Term or the Site Renewal Term, as the case may be.

         "Rent" means, collectively, the Basic Rent and the Supplemental Rent, in each case payable under the Lease.

         "Replaced Part" is defined in Section 15.1(h) of the Lease.

         "Replaced Unit" is defined in Section 15.1(j) of the Lease.

         "Replacement Lender" is defined in Section 2.2(e)(ii) of the Loan Agreement.

         "Replacement Lessor" is defined in Section 10.3(b) of the Participation Agreement.

         "Replacement Part" is defined in Section 15.1(h) of the Lease.

         "Replacement Unit" is defined in Section 15.1(j) of the Lease.

         "Requesting Party" is defined in Section 27.1 of the Lease.

         "Required Equipment Alteration" is defined in Section 11.2 of the Lease Agreement.

         "Required Lenders" means, at any time, Eurodollar Lenders having Commitment Percentages which aggregate at least 51% of the Aggregate Commitments of all Eurodollar Lenders.

         "Required Modification" is defined in Section 11.1(a) of the Lease.

         "Required Participants" means, at any time, Lessor and/or such Eurodollar Lenders having Commitment Percentages which aggregate at least 51% of the Aggregate Commitments.

         "Required Percentage Amount" means (a) an amount equal to the lesser of (i) 25% of the sum of (A) the greatest aggregate principal amount of Loans relating to the Sites outstanding at any time on or after the Document Closing Date, plus (B) the greatest aggregate Investment Amounts relating to the Sites outstanding at any time on or after the Document Closing Date or (ii) $25,000,000, and (b) in the case of a purchase of an Equipment Group pursuant to Section 20.1(a) of the Lease, an amount equal to 75% of the greatest aggregate Equipment Group Balances of the Equipment Groups constituting the related Equipment Pool outstanding at any time on or after the Document Closing Date.

         "Responsible Employee" means any employee of AMAT involved in, or responsible for, the administration of the construction of the Lease Properties and the other transactions contemplated by the Operative Documents.

         "Responsible Employee's Certificate" means a certificate signed by any Responsible Employee, which certificate shall certify as true and correct the subject matter being certified to in such certificate.

         "Responsible Officer" of any Person shall mean the Chairman or Vice Chairman of the Board of Directors, the Chairman or Vice Chairman of the Executive Committee of the Board of Directors, the President, any Senior Vice President or Executive Vice President, any Vice President, the Secretary, any Assistant Secretary, the Treasurer, any Assistant Secretary, any Assistant Treasurer or comptroller.

         "S&P" means Standard & Poor's Ratings Group, a division of McGraw-Hill, Inc.

         "SEC" means Securities and Exchange Commission.

         "Secured Obligations" is defined in Section 2.2 of the Security Agreement.

         "Securities Act" means the Securities Act of 1933, together with the rules and regulations promulgated thereunder.

         "Security Agreement" means the Security Agreement, dated as of April 30, 1997, among Lessee, Lessor and Agent substantially in the form of Exhibit R to the Participation Agreement.

         "Security Documents" means the collective reference to the Security Agreement, the Pledge Agreement, the Custodial Agreement, the Mortgages, the Assignment of Lease and the Construction Agency Agreement Assignment and all other security documents hereafter delivered to Agent granting a Lien on any asset or assets of any Person to secure the obligations and liabilities of Lessor under the Loan Agreement and/or under any of the other Loan Documents and each of the consents executed by Lessee in connection herewith.

         "SFAS No.13" means Statement of Financial Accounting Standards No. 13 issued by Financial Accounting Standards Board, as amended from time to time.

         "Significant Casualty" means a Casualty that in the reasonable, good faith judgment of Lessee (as evidenced by a Responsible Employee's Certificate delivered to Lessor pursuant to Section 16.1 of the Lease) either (a) renders a Site or entire Equipment Group unsuitable for continued use as commercial property or equipment of the type of such Site or Equipment Group immediately prior to such casualty or (b) is so substantial in nature that restoration of such a Site or entire Equipment Group to substantially its condition as existed immediately prior to such Casualty would be impracticable or impossible.

         "Significant Condemnation" means (i) a Condemnation that involves a taking of Lessor's entire title to the Land relating to a Site, or (ii) a Condemnation that in the reasonable, good faith judgment of Lessee (as evidenced by an Responsible Employee's Certificate delivered to Lessor pursuant to Section 16.1 of the Lease) either (a) renders the related Site unsuitable for continued use as commercial property of the type of such Site immediately prior to such Condemnation or (b) is such that restoration of such Site to substantially its condition as existed immediately prior to such Condemnation would be impracticable or impossible.

         "Significant Event" means (i) a Significant Casualty, (ii) a Significant Condemnation, (iii) an Environmental Violation with respect to a Site which in the reasonable, good faith judgment of the Construction Agent or Lessee, as the case may be, (and with respect to Lessee as evidenced by a Responsible Employee's Certificate delivered to Lessor within the time period specified in Section 15.2 of the Lease) will cost in excess of $5,000,000 to remediate, (iv) if Lessee fails to provide a Loss Determination Notice in accordance with the Lease, the occurrence of any event, the effect of which with respect to any Site, Lessor or the Required Lenders, in their respective reasonable good faith judgment, believes will cost in excess of $5,000,000 to remediate or would otherwise constitute a Significant Casualty or Significant Condemnation, (v) a Condemnation, Casualty or

Force Majeure Event with respect to a Construction Site which in the reasonable, good faith judgment of the Construction Agent (as evidenced by a Responsible Employee's Certificate delivered to Lessor within fifteen (15) Business Days of such event pursuant to Section 16.1 of the Lease) is so substantial in nature that achieving Completion of the Facility on such Construction Site on or prior to the applicable Outside Completion Date would be impracticable or impossible, (vi) an event where the restoration of any Site subject to a Casualty or Condemnation shall not be completed prior to the earlier of (x) the 180th day prior to the Lease Expiration Date or (y) (A) eighteen (18) months following the occurrence of such Casualty or Condemnation or (B) if such Casualty or Condemnation occurs during the Construction Period, the Outside Completion Date, or (vii) a Total Loss.

         "Site" means any of the Existing Sites, Construction Sites and Developed Sites.

         "Site Acquisition Cost" means, with respect to any Site, the amount advanced on each Site Acquisition Date to acquire a Site as set forth in the Advance Request.

         "Site Acquisition Date" means each date on which Lessor acquires a Site pursuant to Section 3.1 or 3.2 of the Participation Agreement.

         "Site Advance" is defined in Section 3.2 of the Participation
Agreement.

         "Site Balance" means with respect to a Site an amount equal to the outstanding principal amount of the Loans and Investment Amounts related to such Site.

         "Site Expiration Date" is defined in Section 2.5(a) of the Lease.

         "Site Lease Supplement" means any of the Site Lease Supplements (California) and the Site Lease Supplements (Other States) and "Site Lease Supplements" means collectively both such supplements.

         "Site Lease Supplement (California)" means a Site Lease Supplement substantially in the form of Exhibit A-1 to the Lease together with all attachments and schedules thereto, as such Site Lease Supplement may be supplemented, amended or modified from time to time.

         "Site Lease Supplement (Other States)" means a Site Lease Supplement substantially in the form of Exhibit A-2 to the Lease together with all attachments and schedules thereto, as such Site

Lease Supplement may be supplemented, amended or modified from time to time.

         "Site Notes" means the Tranche A Eurodollar Site Note, the Tranche A CP Site Note, the Tranche B Eurodollar Site Note and the Tranche B CP Site Note.

         "Site Remarketing Option" with respect to a Site is defined in Section
22.1 of the Lease.

         "Site Remarketing Period" means, with respect to a Site, the period commencing on the date 180 days prior to the Site Expiration Date for such Site and ending on such Site Expiration Date.

         "Site Renewal Effective Date" means, with respect to a Site, the date on which the Site Renewal Term becomes effective pursuant to Section 21.1 of the Lease.

         "Site Renewal Option" with respect to a Site is defined in Section
21.1 of the Lease Agreement.

         "Site Renewal Request" with respect to a Site is defined in Section
21.1 of the Lease.

         "Site Renewal Term" means, with respect to any Site, the 5-year period which immediately follows the fifth anniversary of the Site Acquisition Date for such Site with respect to which the conditions for the Site Renewal Option set forth at Section 21.1 of the Lease have been satisfied.

         "Site Rent" means an amount payable on each Payment Date during the Term equal to the aggregate amount of interest payable on such Payment Date on the Site Notes and Yield payable on such Payment Date on the Investment Amounts which have been funded for Site Advances.

         "Site Term" with respect to a Site is defined in Section 2.5(a) of the Lease.

         "Special Period" means the period commencing on (and including) the Special Prepayment Date (on which date Borrower prepays $10,000 of the outstanding Tranche B CP Loans pursuant to clause second of Section 5.2 of the Loan Agreement) and ending on (but excluding) the first day on or after the first anniversary of the Special Prepayment Date on which CP Lender may issue Commercial Paper so that it may make the Tranche B CP Loan in accordance with
Section 2.1(f) of the Loan Agreement.

         "Special Prepayment Anniversary Date" means the last day of the Special Period.

         "Special Prepayment Date" means the first day after the third anniversary of the Document Closing Date on which Commercial Paper shall mature.

         "Subject Property" is defined in Section 22.3 of the Lease.

         "Subordinated Mortgage" means, with respect to each Site, a subordinated mortgage, substantially in the form of Exhibit CC to the Participation Agreement (modified as required by the Applicable Laws and Regulations of the State in which such Site is located), together with all attachments and schedules thereto, as such Subordinated Mortgage may be supplemented, amended or modified from time to time.

         "Subordinated Security Agreement" means, with respect to the Equipment, a subordinated security agreement substantially in the form of Exhibit DD to the Participation Agreement, together with all attachments and schedules thereto, as such Subordinated Security Agreement may be supplemented, amended or modified from time to time.

         "Subsidiary" of any Person means any corporation, partnership, joint venture, trust or estate of which (or in which) more than 50% of:

                 (a) the outstanding capital stock having Voting Power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might having Voting Power upon the occurrence of any contingency),

                 (b) the interest in the capital or profits of such partnership or joint venture, or

                 (c)      the beneficial interest of such trust or estate,

is at the time directly or indirectly owned by such Person, by such Person and one or more of its Subsidiaries or by one or more of such Person's Subsidiaries.

         "Supplement to the Assignment of Lease" means each Supplement to the Assignment of Lease to be delivered on a Land Interest Acquisition Date substantially in the form of Exhibit L to the Participation Agreement.

         "Supplemental Rent" means all amounts, liabilities, obligations, costs and expenses (other than Basic Rent, interest or principal under the Notes, Yield or Investment) which Lessee assumes or agrees to pay to Lessor or any other Person under the Lease, or under any of the other Operative Documents, including payments of Ground Rent, payments of AMAT Recourse Amount and payments pursuant to Section 16.2 of the Lease and Articles XX and XXII of the Lease, or, subject to the limitations set forth in clause (v) of Section 5.2(b) of the Participation Agreement, which Borrower is obligated to pay or is liable for under any of the Loan Documents (other than payments which Borrower is obligated to make or for which it is liable on the Special Prepayment Date or the Special Prepayment Anniversary Date).

         "Tax Benefit" is defined in Section 11.2(e) of the Participation Agreement.

         "Taxes" and "Tax" shall mean any and all fees (including, without limitation, documentation, recording, license and registration fees), taxes (including, without limitation, income (whether net, gross or adjusted gross), gross receipts, sales, rental, use, turnover, value-added, property, excise and stamp taxes, levies, imposts, duties, charges, assessments or withholdings of any nature whatsoever, together with any penalties, fines or interest thereon or additions thereto.

         "Term" is defined in Section 2.5(c) of the Lease.

         "Termination Date" is defined in Section 15.1(d), 16.2(a) and 17.2(e) of the Lease.

         "Title Insurance Company" means First American Title for title insurance and Santa Clara Land Title for escrow purposes, and their respective successors and assigns.

         "Title Policies" shall mean the title policies described in Section 6.2(d) of the Participation Agreement.

         "Total Loss" means any Significant Event which results in the Lease Balance to decline below the Required Percentage Amount.

         "Tranche A Applicable Margin" means, at any time of determination of the Eurodollar Rate, the rate per annum set forth opposite the then applicable rating category for the senior unsecured long-term debt of AMAT (such rate changing from time to time on the date of each change in the rating for the unsecured long-term debt of AMAT):

                 RATING CATEGORY           Applicable Margin
                 ---------------           -----------------
                 A or higher by S&P
                 A2 or higher by Moody's           0.225%

                 A- by S&P
                 A3 by Moody's                     0.250%

                 BBB+ by S&P
                 Baa1 by Moody's                   0.300%

                 BBB by S&P
                 Baa2 by Moody's                   0.375%

                 BBB- by S&P
                 Baa3 by Moody's                   0.450%

                 lower than BBB- by S&P
                 lower than Baa3 by Moody's        0.750%

If the ratings established or deemed established by Moody's and S&P shall fall in different categories, the higher rating category and, therefore, the lower Tranche A Applicable Margin shall apply. If neither Moody's nor S&P shall have in effect a rating for such debt, then the highest Tranche A Applicable Margin shall apply. Notwithstanding the foregoing, for any day during an Interest Period, with respect to the portion of the outstanding principal amounts of the Tranche A Eurodollar Notes which, on such day, are collateralized pursuant to the Pledge Agreement or the Custodial Agreement with Treasury Securities or Cash Collateral, the Tranche A Applicable Margin for such day shall be 0.150%. For purposes of the foregoing sentence, the "portion of the outstanding principal amount of the Tranche A Eurodollar Notes which Lessee has collateralized with Treasury Securities" for each Eurodollar Lender shall be deemed to equal 95% of such Eurodollar Lender's Commitment Percentage of the Value (as defined in the Custodial Agreement) of Securities Collateral (as defined in the Custodial Agreement) pledged by Lessee pursuant to the Pledge Agreement as of the applicable Payment Date.

         "Tranche A CP Equipment Note" is defined in Section 2.1(c) of the Loan Agreement.

         "Tranche A CP Loan" is defined in Section 2.1(b) of the Loan
Agreement.

         "Tranche A CP Notes" means the Tranche A CP Equipment Note and the Tranche A CP Site Note held by Agent on behalf of CP Lender.

         "Tranche A CP Site Note" is defined in Section 2.1(c) of the Loan Agreement.

         "Tranche A Equipment Percentage" means eighty-six percent (86%).

         "Tranche A Eurodollar Equipment Note" is defined in Section 2.2(c) of the Loan Agreement.

         "Tranche A Eurodollar Loan" is defined in Section 2.2(b) of the Loan Agreement.

         "Tranche A Eurodollar Notes" means the Tranche A Eurodollar Equipment Note and the Tranche A Eurodollar Site Note held by Agent on behalf of each Eurodollar Lender.

         "Tranche A Eurodollar Site Note" is defined in Section 2.2(c) of the Loan Agreement.

         "Tranche A Lender" means CP Lender (to the extent it makes Tranche A Loans) and each Eurodollar Lender identified as such on Schedule I to the Participation Agreement.

         "Tranche A Loan" means a Tranche A CP Loan or a Tranche A Eurodollar Loan, as applicable.

         "Tranche A Notes" means the Tranche A Eurodollar Notes and the Tranche A CP Notes.

         "Tranche A Participant Balance" means for each Tranche A Lender as of any date of determination an amount equal to the sum of such Lender's outstanding Tranche A Loans.

         "Tranche A Percentage" means the Tranche A Equipment Percentage or the Tranche A Site Percentage, as applicable.

         "Tranche A Site Percentage" means eighty-two percent (82%).

         "Tranche B Applicable Margin" means, at any time of determination of the Eurodollar Rate, the rate per annum set forth opposite the then applicable rating category for the senior unsecured long-term debt of AMAT (such rate changing from time to time on the date of each change in the rating for the unsecured long-term debt of AMAT):

                 RATING CATEGORY           APPLICABLE MARGIN
                 ---------------           -----------------
                 A or higher by S&P
                 A2 or higher by Moody's           0.325%

                 A- by S&P
                 A3 by Moody's                     0.350%

                 BBB+ by S&P
                 Baa1 by Moody's                   0.400%

                 BBB by S&P
                 Baa2 by Moody's                   0.475%

                 BBB- by S&P

                 Baa3 by Moody's                   0.550%

                 lower than BBB- by S&P
                 lower than Baa3 by Moody's        1.000%

If the ratings established or deemed established by Moody's and S&P shall fall in different categories, the higher rating category and, therefore, the lower Tranche B Applicable Margin shall apply. If neither Moody's nor S&P shall have in effect a rating for such debt, then the highest Tranche B Applicable Margin shall apply.

         "Tranche B CP Equipment Note" is defined in Section 2.1(c) of the Loan Agreement.

         "Tranche B CP Loan" is defined in Section 2.1(b) of the Loan
Agreement.

         "Tranche B CP Notes" means the Tranche B CP Equipment Note and the Tranche B CP Site Note held by Agent on behalf of CP Lender.

         "Tranche B CP Site Note" is defined in Section 2.1(c) of the Loan Agreement.

         "Tranche B Equipment Percentage" means eleven percent (11%).

         "Tranche B Eurodollar Equipment Note" is defined in Section 2.2(c) of the Loan Agreement.

         "Tranche B Eurodollar Loan" is defined in Section 2.2(b) of the Loan Agreement.

         "Tranche B Eurodollar Notes" means the Tranche B Eurodollar Equipment Note and the Tranche B Eurodollar Site Note held by Agent on behalf of each Eurodollar Lender.

         "Tranche B Eurodollar Site Note" is defined in Section 2.2(c) of the Loan Agreement.

         "Tranche B Lender" means CP Lender (to the extent it makes Tranche B Loans) and each Eurodollar Lender identified as such on Schedule I to the Participation Agreement.

         "Tranche B Loan" means a Tranche B CP Loan or a Tranche B Eurodollar Loan, as applicable.

         "Tranche B Notes" means the Tranche B Eurodollar Notes and the Tranche B CP Notes.

         "Tranche B Participant Balance" means for each Tranche B Lender as of any date of determination an amount equal to the sum of such Lender's outstanding Tranche B Loans on such date.

         "Tranche B Percentage" means the Tranche B Equipment Percentage or the Tranche B Site Percentage, as applicable.

         "Tranche B Site Percentage" means fifteen percent (15%).

         "Transaction Expenses" shall mean transaction costs and expenses incurred by Agent and Participants in connection with the consummation of the transactions contemplated by the Operative Documents, and the preparation, negotiation, execution and delivery of the Operative Documents, including (1) the reasonable fees, expenses and disbursements of Mayer, Brown & Platt, special documentation counsel; (2) the reasonable fees and expenses of Kaye, Scholer, Fierman, Hays & Handler, LLP, special counsel to CP Lender; (3) the reasonable fees and expenses of local counsel to Lessor, Agent and Participants; (4) all appraisal fees and reasonable expenses; (5) all recording and filing fees incurred in connection with the filing of the Site Lease Supplements, the Mortgages, all financing statements and any other documents, including fees and expenses of the Title Insurance Company; (6) all costs and expenses of each company engaged to survey the Land or to conduct environmental studies; (7) all fees, costs and expenses of Agent, other than Administrative Fees and Dealer Fees; and (8) the Arrangement Fee.

         "Transferee" is defined in Section 10.5(a) of the Participation Agreement.

         "25% Property" means a Site as to which the Fair Market Value of the Land equals or exceeds twenty-five percent (25%) of the Property Costs as determined by the appraisal for such Site delivered pursuant to Section 6.2(a)(ii) of the Participation Agreement (it being understood that each Existing Site shall, based on such Existing Site's appraisal, constitute 25% Property).

         "Unfunded Liabilities" means, with respect to any Plan at any time, the amount (if any) by which (i) the present value of all benefits under such Plan exceeds (ii) the fair market value of all Plan assets allocable to such benefits (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.

         "Uniform Commercial Code" and "UCC" means the Uniform Commercial Code as in effect in any applicable jurisdiction.

         "Unit of Equipment" means an item of Equipment listed on Schedule I to an Equipment Lease Supplement.

         "Unsecured Environmental Indemnity" means each Hazardous Materials Undertaking and Unsecured Indemnity executed by Lessee in favor of Agent and Participants, substantially in the form of Exhibit K to the Participation Agreement.

         "Voting Power" means, with respect to securities issued by any Person, the combined voting power of all securities of such person which are issued and outstanding at the time of determination and which are entitled to vote in the election of directors of such Person, other than securities having such power only by reason of the happening of a contingency.

         "Withheld Amount" means, with respect to the portion of any Site sold pursuant to Section 20.1(b) of the Lease, the product of (i) the gain (as determined by Lessee, subject to Agent's reasonable review and approval) realized by Lessee upon the sale of such portion and (ii) the Combined Tax Rate.

         "Yield" shall mean, during the Term with respect to each Interest Period, (a) the Yield Rate for such Interest Period multiplied by (b) the aggregate Investment Amounts outstanding.

         "Yield Margin" means the margin agreed upon by Credit Suisse Leasing 92A, L.P. and AMAT as stated in the Fee and Yield Letter.

         "Yield Rate" shall mean, with respect to any applicable Interest Period, the rate at which Yield shall accrue during such Interest Period on the Investment Amounts, which rate shall be (a) for such period of time as interest on the related Loans is determined on a Eurodollar Rate basis or a CP Rate basis, the sum of the Eurodollar Rate (calculated for the applicable Interest Period) plus the Yield Margin, and (b) for such period of time as interest on the related Loans is determined on a Base Rate basis, the sum of the Base Rate plus the Yield Margin.